Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 27, 2024 relating to the financial statements of Syndax Pharmaceuticals, Inc. and subsidiaries and the effectiveness of Syndax Pharmaceuticals, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Syndax Pharmaceuticals, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 27, 2024